Exhibit 4.1

SHARE CERTIFICATE

Number: [__]	Shares: [__]

Leishen Energy Holding Co., Ltd.

Cayman Islands Company Number: 395047

THIS SHARE CERTIFICATE CERTIFIES THAT as of [__], [__] of [__] is the registered holder of [__] fully paid Ordinary Shares with par value US$0.001 per share in the above named Company which are held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company.

In Witness Whereof the Company has authorized this certificate to be issued on [__].

By:
Director